Exhibit 99.8

CONSENT OF PERSON NAMED TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a director nominee and to the disclosure of the undersigned’s biographical information included in the Registration Statement on Form S-4, and any amendments thereto, to be filed by Fortress Value Acquisition Corp. with the Securities and Exchange Commission. The undersigned further consents to the filing of this consent as an exhibit to such Registration Statement.

/s/ Andrew A. McKnight
Name:	Andrew A. McKnight
Date:	August 26, 2020